Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-145845

December 2, 2009

iPath Exchange Traded Notes

iPath® S&P 500 VIX Mid-Term Futures™ ETN

iPath Exchange Traded Notes (ETNs) are senior, unsubordinated, unsecured debt securities issued by Barclays Bank PLC that are linked to the total return of a market index. Investors can trade on an exchange at market price or receive a cash payment at the scheduled maturity or early redemption, based on the performance of the index less investor fees. The iPath® S&P 500 VIX Mid-Term Futures™ ETN is designed to provide investors with cost effective exposure to the S&P 500 VIX Mid-Term Futures™ Index TR.

NOTE DETAILS INDEX COMPOSITION

Ticker VXZ

SPVXMTR 100.00% Intraday indicative value ticker VXZ.IV

Bloomberg index ticker SPVXMTR CUSIP 06740C519 Primary exchange NYSE Arca Yearly fee 0.89% Inception date 01/29/09 Maturity date 01/30/19 Index S&P 500 VIX Mid-Term Futures™ Index TR

* The investor fee is the Yearly Fee times the applicable closing indicative value times the Source: S&P as of 09/30/09. The S&P 500 VIX Mid-Term Futures™ Index TR measures the applicable daily index factor, calculated on a daily basis in the following manner: The investor return from a daily rolling long position in the fourth, fifth, sixth and seventh month VIX futures fee on the inception date will equal zero. On each subsequent calendar day until maturity or contracts and targets a constant maturity of five months. early redemption, the investor fee will be equal to the Yearly Fee times the closing indicative value on the immediately preceding calendar day times the daily index factor on that day (or, if such day is not an index business day, one) divided by 365.

INDEX CORRELATIONS

S&P 500 Index -0.70

ISSUER DETAILS

Barclays Bank PLC long-term, unsecured obligations* CBOE SPX Volatility Index 0.66 S&P rating AA- S&P 500 VIX Short-Term Futures™ Index TR 0.90 Moody’s rating Aa3 S&P 500 VIX Mid-Term Futures™ Index TR 1.00 Source: S&P, Bloomberg, BGI, CBOE (09/04—09/09), based on monthly returns.

The iPath ETNs are not rated, but are backed by the credit of Barclays Bank PLC. The iPath ETNs rely on the rating of their issuer, Barclays Bank PLC.

* We have not obtained a rating from any rating organization with respect to the iPath ETNs. A security rating is not a recommendation to buy, sell or hold securities, and each rating should be evaluated independently of any other rating. A security rating is subject to revision or withdrawal at any time by the assigning rating organization, and there is no assurance that any security rating will remain in effect for any given period of time or that it will not be lowered, suspended or withdrawn entirely by the applicable rating agency. Any such lowering, suspension or withdrawal of any rating may have an adverse effect on the market price or marketability of the iPath ETNs.

iPath® S&P 500 VIX Mid-Term Futures™ ETN

The S&P 500 VIX Mid-Term Futures™ Index TR is designed to provide access to equity market volatility through CBOE Volatility Index® (the “VIX Index”) futures. Specifically, the S&P 500 VIX Mid-Term Futures™ Index TR offers exposure to a daily rolling long position in the fourth, fifth, sixth and seventh month VIX futures contracts and reflects the implied volatility of the S&P 500® Index at various points along the volatility forward curve. The Index futures roll continuously throughout each month from the fourth month VIX futures contract into the seventh month VIX futures contract.

A direct investment in VIX (commonly referred to as spot VIX) is not possible. The S&P 500 VIX Mid-Term Futures™ Index TR holds VIX futures contracts, which could involve roll costs and exhibit different risk and return characteristics. Investments offering volatility exposure can have various uses within a portfolio including hedging, directional, or arbitrage strategies and are typically short or medium-term in nature.

INDEX TOTAL RETURNS & STANDARD DEVIATION

(as of 9/30/09) 1-YEAR RETURN % 3-YEAR RETURN % 5-YEAR RETURN % STANDARD DEVIATION ANNUALIZED ANNUALIZED % ANNUALIZED*

S&P 500 Index -6.91 -5.43 1.02 n/a CBOE SPX Volatility Index -34.98 28.82 13.93 n/a S&P 500 VIX Short-Term Futures™ Index TR 7.75 5.30 n/a n/a S&P 500 VIX Mid-Term Futures™ Index TR 33.89 27.07 n/a n/a

* Based on monthly returns for 09/04—09/09. Source: S&P, Bloomberg, CBOE, BGI.

** Index returns prior to 1/20/09 are hypothetical and are an illustration of how the index would have performed based on current methodology. This data does not reflect actual performance of the index.

Index returns are for illustrative purposes only and do not represent actual iPath ETN performance. Index performance returns do not reflect any management fees, transaction costs or expenses. Indexes are unmanaged and one cannot invest directly in an index. Past performance does not guarantee future results. For current Index and iPath ETN performance, go to www.iPathETN.com.

An investment in iPath ETNs involves risks, including possible loss of principal. For a description of linked to the CBOE Volatility Index (the “VIX Index”), the performance of each index will depend on the main risks see “Risk Factors” in the applicable prospectus. many factors including, the level of the S&P 500® Index, the prices of options on the S&P 500® Index, and the level of the VIX Index which may change unpredictably, affecting the value of futures contracts

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the on the VIX Index and, consequently, the level of each index. Additional factors that may contribute to offering to which this communication relates. Before you invest, you should read the prospectus fluctuations in the level of each index include prevailing market prices and forward volatility levels of the and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN U.S. stock markets and the equity securities included in the S&P 500® Index, the prevailing market prices of options on the VIX Index, relevant futures contracts on the VIX Index, or any other financial

.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange ® instruments related to the S&P 500 Index and the VIX Index, interest rates, supply and demand in the for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free listed and over-the-counter equity derivative markets as well as hedging activities in the equity-linked

1-877-76-iPATH, or you may request a copy from any other dealer participating in the offering. structured product markets. iPath ETNs (the “Securities”) are unsecured obligations of Barclays Bank PLC and are not secured

“Standard & Poor’s®”, “S&P®”, “S&P 500®”, “Standard & Poor’s 500”, “S&P 500 VIX Short-Term debt. The Securities are riskier than ordinary unsecured debt securities and have no principal TM TM

Futures “ and “S&P 500 VIX Mid-Term Futures “ are trademarks of S&P and have been licensed for protection. Risks of investing in the Securities include limited portfolio diversification, trade price use by Barclays. “VIX” is a registered trademark of the Chicago Board Options Exchange, Incorporated fluctuations, uncertain principal repayment, and illiquidity. Investing in the Securities is not equivalent to (“CBOE”) and has been licensed for use by S&P. The Securities are not sponsored, endorsed, sold or direct investment in index or index components. The investor fee will reduce the amount of your return promoted by S&P or the CBOE. S&P and CBOE make no representation, condition or warranty, express at maturity or on redemption, and as a result you may receive less than the principal amount of your—I0709 or implied, to the owners of the Securities or any member of the public regarding the advisability of investment at maturity or upon redemption of your Securities even if the value of the relevant index has VXZ investing in securities generally or in the Securities or in the ability of either index to track market—increased. An investment in iPath ETNs may not be suitable for all investors. performance. iP The Securities may be sold throughout the day on the exchange through any brokerage account. There ©2009 Barclays Back PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered are restrictions on the minimum number of Securities you may redeem directly with the issuer as 1209 trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the—specified in the applicable prospectus. Commissions may apply and there are tax consequences in the property, and used with the permission, of their respective owners.

0148 event of sale, redemption or maturity of Securities. Sales in the secondary market may result in

iP—significant losses. Not FDIC Insured • No Bank Guarantee • May Lose Value

An investment in iPath ETNs linked to the performance of the S&P 500 VIX Short-Term Futures™ Index TR and the S&P 500 VIX Mid-Term Futures™ Index TR is subject to risks associated with fluctuations, particularly a decline, in the performance of each index. Because the performance of each index is

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